Exhibit 10.14
American Medical Systems Holdings, Inc.
Non-employee Director Compensation Summary
Annual Retainer
We pay our independent directors an annual retainer for serving on the Board and Committees as follows:

Board member	$40,000
Audit Committee chair	$20,000
Audit Committee member	$10,000
Compensation Committee chair	$10,000
Compensation Committee member	$5,000
Nominating/Governance Committee chair	$7,500
Nominating/Corporate Governance Committee member	$2,500
Technology/Business Development chair	$6,000
Technology/Business Development member	$4,000
Stock Options
Our current compensation program also provides for the grant of stock options to our non-employee directors effective as of the date of the director’s first appointment or election to the board and on an annual basis thereafter. On May 4, 2006 (the date of our 2006 annual meeting of stockholders), we granted Mr. Emmitt, Mr. Graf, Mr. Porter, Mr. Timbie and Ms. Weatherman each an option to purchase 10,000 shares of our common stock. In July 2006 in connection with a recommendation by our Compensation Committee regarding non-employee director compensation, we granted Mr. Emmitt, Mr. Graf, Mr. Porter, Mr. Timbie and Ms. Weatherman each an additional option to purchase 10,000 shares of our common stock. Upon their initial election to the Board in 2006, we granted Dr. McLellan, Mr. Sharma Ms. Kiernan’s each an option to purchase 40,000 shares of our common stock. All options were granted under our 2005 Stock Incentive Plan. These options have an exercise price equal to the fair market value of one share of common stock on the date of grant, and vest over a three-year period from the date of grant, as long as the non-employee director continues to serve on the board. Upon a change in control, all outstanding options would become immediately exercisable in full and remain exercisable for a period of up to five years. The options granted in 2006 expire seven years from the date of grant. Each non-employee director who is reelected as a director at the annual meeting of stockholders or continues to serve as a director after such meeting will be granted an option to purchase a number of shares of our common stock, as determined by the board each year prior to the annual meeting for such year. The board anticipates that value (based on customary valuation methods) of future option grants will be approximately equal to the value of the options to purchase a total of 20,000 shares granted to independent directors in 2006.
Expenses
In addition, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending regularly scheduled meetings.